Exhibit 10.14

Technology License Agreement

This Technology License Agreement (this “Agreement”) is made as of June 24, 2022 (the “Execution Date”), by and between NetCapital Systems LLC, a Delaware limited liability company (“Licensor”), and Netcapital Funding Portal Inc., a Delaware corporation (“Licensee”), (hereinafter referred to collectively as the “Parties” and individually as a “Party”).

Recitals

Whereas, Licensor is a software development company that has developed and owns all the right, title and interest in and to the Jobs Software (defined below), but is neither a funding portal nor a broker-dealer, and operates the website at netcapital.com (“Website”) other than the Funding Portal.

WHEREAS, Licensee operates sections of the Website to conduct securities offerings under applicable exceptions of the Securities Act of 1933, as amended as a funding portal (“Funding Portal”);

Whereas, the Parties wish to confirm the terms under which Licensee is licensed to use the Jobs Software to operate the Funding Portal.

Now, Therefore, in consideration of the foregoing and the mutual covenants and obligations of the Parties contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Agreement

1.	Definitions.

For the purposes of this Agreement, the following terms will have the meanings ascribed to them as follows

1.1. “JOBS Software” means the software used on the Website to enable issuers and investors to transact via the Funding Portal and the associated Third Party Tools.

1.2. “Third Party Tools” means the third party tools and services (e.g., payment services, cloud hosting, etc.) used with the JOBS Software to enable the functionality of the Funding Portal.

2.	Limited License to Licensee.

2.1.       License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, effective beginning the Execution Date, a worldwide, perpetual, personal license to use the JOBS Software to operate the Funding Portal.

2.2.       Use Restrictions. Licensee will not, and will not permit any person to, (i) except as permitted under this Agreement, distribute, disclose, or otherwise transfer any JOBS Software (whether in object code or source code) to any third party; (ii) remove or alter any copyright, patent, trademark, trade name or other proprietary notices, legends, symbols or labels appearing on or in copies of any JOBS Software; or (iii) incorporate the JOBS Software or any portion thereof into any other program or product offered outside of the Funding Portal, except as expressly permitted under this Agreement.

2.3.       Ownership. As between the Parties, Licensor owns and will retain all right, title and interest, including all intellectual property rights, in and to the JOBS Software and any portion thereof, including, without limitation, any copy of the JOBS Software (or any portion thereof) and any updates, modifications, or enhancements thereto, except as otherwise provided below. Licensee agrees to take any action reasonably requested by Licensor to assign, evidence, maintain, enforce or defend the foregoing. Licensee will not take any action to jeopardize, limit or interfere in any manner with Licensor’s ownership of and rights with respect to the JOBS Software. Licensee will have only those rights in or to the JOBS Software expressly granted to it in Section 2, and no other rights or licenses are granted to Licensee, by implication or otherwise, under this Agreement.

2.4.       Exclusivity. Licensor agrees, represents and warrants that it will not, and has not effected the grant of any license or other right to any third party that would allow use of the JOBS Software or Funding Portal in a manner that could reasonably be expected to compete with Licensee’s intended use of the JOBS Software and Funding Portal as contemplated herein. Licensor also agrees, represents and warrants that it will not use, or permit the use of, the JOBS Software or Funding Portal in a manner that could reasonably be expected to compete with Licensee’s intended use of the JOBS Software or Funding Portal as contemplated herein.

3.	Support, Updates And Fees.

3.1.          The annual fee will be $380,000 per year payable quarterly beginning on August 15, 2022 and on the 15th day of each subsequent quarter (November 15, February 15, May 15 and August 15). The Parties acknowledge and agree that all fees due to Licensor prior to the Execution Date hereof, including for use of the JOBS Software and Third Party Tools, have been fully paid by Licensee. The annual fee includes the license fee, Licensee’s share of fees for any Third Party Tools arranged by Licensor and technical support. The annual fee may be adjusted on the mutual agreement of the Parties in connection with the renewal of this Agreement to take into account any change in annual fees for necessary Third Party Tools.

3.2.       Licensor shall provide technical support sufficient to ensure the operability of the Website and Funding Portal for their intended purpose. In the event that the Website or Funding Portal are not operable on any day due to an issue with either the Website, the JOBS Software or the Third Party Tools, Licensee shall not be required to pay for such days and shall be entitled to a refund of any fee paid to Licensor, calculated on a prorated daily basis.

3.3.       To the extent that Licensee may request additional technical support or software development work, such will be provided by Licensor subject to the parties executing a mutually agreeable agreement, including a statement of work ("SOW").

4.	Confidentiality.

“Confidential Information” means all technical, business, client or proprietary information disclosed by a Party (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure. Confidential Information shall include, but is not limited to, information regarding the Disclosing Party’s business strategies and practices, methodologies, trade secrets, know-how, technology, software, product plans, services, relationships with any third party, client lists and information regarding the Disclosing Party’s employees, clients, vendors, consultants and affiliates. Confidential Information shall not, however, include any portion of information which the Receiving Party can demonstrate by documented evidence is: (i) or becomes known or available by publication, commercial use or otherwise, through no fault of the Receiving Party; (ii) known and has been reduced to tangible form by the Receiving Party at the time of disclosure by the Disclosing Party and is not subject to restriction; (iii) independently developed by an employee of the Receiving Party who neither had access to nor in any manner benefited from the Disclosing Party’s Confidential Information; (iv) lawfully obtained by the Receiving Party from a third party who has the right to make such disclosure to the Receiving Party; or (v) released, in writing, for public disclosure by the owner of the Confidential Information. The Receiving Party shall have the right to disclose Confidential Information of the other Party only pursuant to the order or requirement of a court, administrative agency, or other governmental body and only provided that the Receiving Party provides prompt, advance written notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure. In the event such a protective order is not obtained by the Disclosing Party, the Receiving Party shall disclose only that portion of the Confidential Information which its legal counsel advises that it is legally required to disclose. Confidential Information so disclosed shall continue to be deemed Confidential Information. If a Party breaches any of its obligations with respect to confidentiality or use or disclosure of Confidential Information hereunder, the other Party is entitled to obtain equitable and injunctive relief in addition to all other remedies that may be available to protect its interest. Upon the Disclosing Party’s written request, the Receiving Party shall promptly return or destroy, at the Disclosing Party’s option, all tangible copies of the Disclosing Party’s Confidential Information.

Receiving Party will secure and protect the Confidential Information with at least the same degree of care that Receiving Party uses to protect its own confidential information of similar importance (and, in any event, with no less than a reasonable degree of care) to prevent the unauthorized use, dissemination or disclosure of such Confidential Information. Receiving Party will not disclose Confidential Information to any third party other than to its employees who have a bona fide “need to know” and have executed confidentiality agreements no less restrictive than the terms herein. Receiving Party will not use any Confidential Information for any purpose other than to perform its obligations or exercise its rights under this Agreement.

5.	Indemnification.

5.1.    General Indemnification. Licensee and Licensor (“Indemnifying Party”) each agrees to and will, at its own cost and expense, indemnify, reimburse, defend and hold the other Party, its Affiliates, and their officers, directors, employees, agents and representatives (“Indemnified Parties”), harmless from and against any and all claims, demands, actions, damages (i.e., expenses, losses, personal injuries (including death), property damage of any kind by whomsoever owned and/or loss of or damage to data, information and other such intangibles), and other liabilities of any nature whatsoever including, without limitation, litigation expenses and reasonable attorney’s fees (“General Claims”) arising from, connected with or otherwise stemming directly or indirectly, from (i) any material breach by the Indemnifying Party of any representation, warranty or obligations under this Agreement or any SOW (including a breach of this Agreement’s Confidentiality Provision); (ii) the death of or injury to any individual or damage to property due to the gross negligence of the Indemnifying Party; or (iii) gross negligence and/or willful acts or omissions of the Indemnifying Party.

5.2.    Infringement Indemnification. Licensor agrees to and will, at its own cost and expense, indemnify, reimburse, defend and hold Licensee and the Indemnified Parties harmless from and against any and all losses, liabilities, costs, expenses or damages, including reasonable attorneys’ fees, incurred by reason of any claim, allegation, demand, lawsuit, action or proceeding by a third party (“IP Claims”) alleging that the JOBS Software or any deliverables or services pursuant to an SOW; or the creation, reproduction, deployment or use of the JOBS Software or any deliverables or services based on an SOW, Licensor IP or any third party IP included therein (including use thereof in combination with other products that is either contemplated or intended by the parties or reasonably foreseeable based on the functionality of the JOBS Software, any deliverables or services pursuant to an SOW, Licensor IP or Third Party IP), infringes, violates or misappropriates the patent, copyright, trade secret, intellectual property or other protected or legal rights of any third party (each an “Infringing Deliverable” or an “Infringing Service” as appropriate.)

5.3.    Disposition of Claims. The Indemnified Parties will notify the Indemnifying Party of General Claims and IP Claims (collectively, “Claims”) in a timely manner after receiving notice thereof. At the Indemnifying Party’s expense, the Indemnified Parties will exercise commercially reasonable efforts to cooperate with the Indemnifying Party in the defense or settlement of Claims. the Indemnifying Party will have the sole authority, at its expense, to defend, compromise, negotiate, settle or otherwise dispose of Claims; provided that it may not dispose of any such Claim in any manner, or enter into any settlement, in connection with which an admission, affirmative obligation (including without limitation any duty of performance or payment), or other adverse effect is imposed on/required of the Indemnified Parties, without the Indemnified Parties’ prior written consent.

5.4.    Infringing Service or Deliverable. Without abrogating or otherwise limiting Licensor’s indemnity obligations set forth in this Section 5, or any other obligations of Licensor set forth in this Agreement, if an IP Claim has been or may be asserted against Licensor and/or Licensee due to an Infringing Service or Infringing Deliverable, Licensor must, at Licensor’s expense:

5.4.1.	procure the right for Licensee to continue using the Infringing Services and/or Infringing Deliverable; or
5.4.2.	replace or modify the Infringing Deliverable to eliminate the alleged infringement while providing substantially equivalent quality and functionality; or
5.4.3.	if the performance under subsections (5.4.1) and (5.4.2) are not possible, terminate that part of the agreement or any SOW specifically dependent on the Infringing Deliverables and/or Infringing Services and refund any prepaid fees on a pro rata basis.
6.	Disclaimer of Warranties; Limitations of Liability.

6.1.    Disclaimer of Warranties. The JOBS Software is provided “as is,” with no warranties, express, statutory or implied, including warranties of merchantability, fitness for a particular purpose, title or non-infringement, and any warranties that may arise from usage of trade or course of dealing.

6.2.    Limitation of Liability. To the fullest extent allowed by applicable law and notwithstanding any failure of essential purpose of any limited remedy or limitation of liability: (a) in no event will either party be liable for any lost profits, lost savings, business interruption, lost business information, or other special, indirect, incidental, exemplary, punitive or consequential damages arising out of or relating to this Agreement, even if the party has been advised of the possibility of such damages and (b) notwithstanding anything in this Agreement to the contrary, except for claims arising out of a party’s indemnification obligations under section 5 or confidentiality obligations under section 4, each party’s entire liability arising from or relating to this agreement or the subject hereof, under any legal theory (whether in contract, tort or otherwise), if any, will not exceed the fees paid by licensee under this agreement in the past 12 months.

7.	Termination.

7.1.    Term. Unless sooner terminated in accordance the termination provisions of this Agreement, the term of this Agreement will extend one year from the Execution Date and will renew for successive one year terms unless Licensee provides Licensor ninety day written notice prior to the end of the term of any extension thereof (“Term”).

7.2.    Termination.

7.2.1.	Licensor may terminate this Agreement upon thirty days written notice in the event that Licensee fails to pay the license fee pursuant to the terms of this Agreement and such breach is not cured within thirty days.
7.2.2.	Licensee may terminate this Agreement with thirty days written notice in the event that Licensor breaches any of the provisions of this Agreement and such breach is not cured within thirty days.

7.3.    Effect of Termination. Upon expiration or termination of this Agreement (i) all licenses granted to Licensee will immediately terminate and Licensee will immediately cease all use of and access to the JOBS Software, and (ii) each Party will return to the other Party or destroy (as directed by a Party), any Confidential Information. Sections 1, Definitions, 2.4, Use Restrictions, 2.5, Ownership, 2.6, Work Product, 4, Confidentiality, 5, Indemnification, 6.2, Limitation of Liability, 7.3, Effect of Termination, 8, Source Code Escrow, and 9, General, will survive any expiration or termination of this Agreement.

8.       Deposit and License Modification

8.1.	Licensor Responsibilities
8.1.1.	Licensor represents, warrants and covenants that: (i) it has previously deposited all proprietary technology, including the JOBS Software, related documentation, technical tools and other materials covered under this Agreement (“Deposit Material”) to Licensee’s account with GitHub; (ii) it will make any required updates to the Deposit Material solely on GitHub; (iii) it will ensure that a minimum of one (1) copy of Deposit Material is deposited in Licensee’s account with GitHub at all times; (iv) the Deposit Material is complete and includes all software and other necessary tools and documentation to build the JOBS Software and for Licensee to continue to operate the JOBS Software in its normal business operations; (v) Licensee will not modify or attempt to modify the Deposit Material in a manner that negates the value or operation thereof; (vi) Licensee will not disturb or attempt to disturb Licensee’s access to the Deposit Material.
8.1.2.	To the extent that Licensor creates updates or modifications to the Jobs Software outside of Licensee’s account with GitHub, Licensor shall submit those updates to Licensee’s account with GitHub within thirty (30) days and simultaneously notify Licensee of this submission.
8.1.3.	Licensor represents that it lawfully possesses all Deposit Material provided to Licensee under this Agreement and that any current or future Deposit Material liens or encumbrances will not prohibit, limit, or alter the rights and obligations of Licensee under this Agreement. Licensor warrants that with respect to the Deposit Material, Licensee’s proper administration of this Agreement, including the maintenance of the Deposit Material in Licensee’s account with GitHub, will not violate the rights of any third parties.
8.1.4.	Upon request by Licensee for verification of the Deposit Material, Licensor shall promptly complete and return any questionnaire from Licensee and reasonably cooperate with Licensee by providing reasonable access to its technical personnel.
8.1.5.	Upon request by Licensee, Licensor will perform an Entry Level Verification (“ELV”) of source code and other material that Licensor has submitted as Deposit Material. During the ELV, Licensor will demonstrate the completeness and functionality of the source code by compiling the code while being observed by Licensee at a mutually agreeable time. The ELV consists of three phases. Phase One – Licensee reviews the requirements for the build including hardware and tools, examination of the structure and attributes of the source code and relevant associated files submitted as Deposit Material. Phase Two - the Licensor will compile the source code into a working application while under observation by Licensee. Phase Three – Licensor and Licensee will verify that the build is successful and working as expected. If Licensee determines that the build was unsuccessful the test shall have been failed. Licensor’s inability to correct the failure within ten days shall be considered a breach of this Agreement.

8.2.	License Modification
8.2.1.	Modification Conditions. Licensor and Licensee agree that the modification of the license shall be based solely on one or more of the following conditions (defined as “Modification Conditions”):
8.2.2.	(i) Licensor’s breach of this Agreement or other agreement between the Licensor and Licensee regulating the use of the Deposit Material covered under this Agreement;
8.2.3.	(ii) Failure of the Licensor or any of its successors or assigns to function as a going concern or operate in the ordinary course;
8.2.4.	(iii) Licensor or any of its successors or assigns makes a general assignment for the benefit of creditors, or admits in writing that it is unable to pay its debts as they mature;
8.2.5.	(iv) Licensor is or becomes subject to voluntary or involuntary bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation, or similar proceedings are instituted by or against Licensor or all or any substantial part of Licensor’s property under any federal or state law;
8.2.6.	(v) Licensor ceases to offer support and maintenance as set forth in Section 3 hereof for the version of the JOBS Software then in use by Licensee; and/or
8.2.7.	(vi) Licensor otherwise refuses to or is unable to maintain the Website for any reason.
8.2.8.	Upon occurrence of a Modification Condition, Licensor shall automatically grant and shall be deemed to have granted Licensee an irrevocable, worldwide, perpetual, royalty free, fully-transferable, fully paid-up license to use, access, copy, modify, install, enhance, compile, execute, publicly perform, distribute, display, and create derivative works of the Deposit Material in connection with the operation of the Funding Portal including the development of updates, patches, upgrades, enhancements and other modifications thereto including, without limitation, its permitted use and exploitation of the JOBS Software, and to authorize others to do any of the foregoing. Licensee shall be obligated to maintain the confidentiality of the Deposit Material in accordance with Section 4 of this Agreement. The foregoing license will survive termination or expiration of this Agreement for any reason.
8.2.9.	Access to Depositor Personnel. Following the modification condition, Licensor will provide Licensee, at no cost, with access to Licensor’s technical personnel and programmers with sufficient skill to enable Licensee to exercise its rights hereunder, so that Licensee can use, modify or support the JOBS Software without any adverse consequences to its normal operations.

9.       General.

9.1.    Submission to Jurisdiction. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New York, State of New York (and each appellate court located in the County of New York, State of New York) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the County of New York, State of New York shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the County of New York, State of New York, any claim that such Party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

9.2.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) if by facsimile, upon electronic confirmation of receipt by facsimile, provided that a copy of such notice or other communication is promptly mailed by registered or certified mail, return receipt requested, postage prepaid, following the transmission of such facsimile, and sent by email, with the subject line “Funding Portal Technology License Notice,” (iii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a nationally recognized next-day courier or (iv) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below:

If to Licensor:

Jason Frishman, President

jason@netcapital.com

If to Licensee:

Paul Riss, Chief Compliance Officer

paul@netcapital.com

with a copy (which shall not constitute notice) to:

Cecilia Lenk, CEO Netcapital Inc.

cecilia.lenk@netcapital.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

9.3.    Amendments and Modification; Waivers.

9.3.1.	This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by each of the Parties.
9.3.2.	No failure or delay of a Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

9.4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated by this Agreement shall be consummated as originally contemplated to the fullest extent possible.

9.5.    Entire Agreement; Assignment; Successors. This Agreement (i) constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) may not be assigned by operation of law or otherwise without the written consent of the other Party; provided, however, that either Party may assign any or all of its rights and obligations under this Agreement to (1) any direct or indirect wholly owned subsidiary of the Party, and (2) any successor of the assets or business to which this Agreement relates, but no such assignment shall relieve a Party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. Subject to the preceding sentences of this Section, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6.    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.7.    Attorneys’ Fees. In the event a Legal Proceeding is brought to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs in an amount to be fixed by the court.

9.8.    Governing Law. This Agreement shall be deemed to be made and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

9.9.    Interpretation; Article and Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation,” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. The word “or” shall not be limiting or exclusive. References to days are to calendar days; provided that any action otherwise required to be taken on a day that is not a business day shall instead be take on the next business day. Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to Licensee mean and shall refer to Licensee and its successors, assigns and (if applicable) predecessors-in-interest. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

9.10. Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

9.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

9.12. Specific Performance. Each Party hereby acknowledges and agrees that it may cause irreparable injury to the other Party if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, for which damages, even if available, may not be an adequate remedy. Accordingly, each Party agrees that the other Party shall have the right to seek injunctive relief by any court of competent jurisdiction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Legal Proceeding, in addition to any other remedy to which it may be entitled, at law or in equity.

9.13. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement shall be paid by the Party incurring such fees or expenses; provided, that in the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by any other Party.

9.14. No Presumption Against Drafting Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any laws or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

9.15. No Partnership. The relationship between the Parties is that of independent contractors and nothing in this Agreement shall constitute a partnership between Licensor and Licensee.

Signatures on the following page

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

Netcapital systems llc a Delaware limited liability company By: /s/ Jason Frishman Name: Jason Frishman Title: President
Netcapital Funding Portal Inc. a Delaware corporation By: /s/ Paul Riss Name: Paul Riss Title: Chief Compliance Officer